Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Experts” in the Registration Statement (Form N-2 Nos. 333-116604 and 811-06540) of MuniYield Insured Fund, Inc. filed with the Securities and Exchange Commission, and to the incorporation by reference therein of our report dated December 18, 2003, with respect to the financial statements of MuniYield Insured Fund, Inc., for the fiscal year ended October 31, 2003.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 13, 2004